UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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Current Report

Pursuant To Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

August 18, 2021

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EMPIRE PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

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Delaware	001-16653	73-1238709
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

2200 S. Utica Place, Suite 150, Tulsa, Oklahoma   74114

(Address of Principal Executive Offices)       (Zip Code)

Registrant’s telephone number, including area code:   (539) 444-8002

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	EMPR	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On August 18, 2021 (the “Effective Date”), Empire Petroleum Company (the “Company”) entered into an Employment Agreement with Thomas W. Pritchard, Chief Executive Officer of the Company.

The initial term of Mr. Pritchard’s Employment Agreement is three years; provided, however, that commencing on the third anniversary of the Effective Date of the Employment Agreement and each subsequent annual anniversary date, the term shall be automatically extended so as to terminate one year from such anniversary date, unless written notice of non-renewal is delivered by the Company or Mr. Pritchard within certain time periods.

Mr. Pritchard’s initial guaranteed minimum base salary is $250,000 per year (“Guaranteed Base Salary”), but to the extent that funds are available and subject to the discretion of the Board of Directors of the Company (the “Board”), the Company may pay Mr. Pritchard additional salary compensation up to the maximum amount of $35,000 per year. Mr. Pritchard is eligible to receive a target annual bonus of 100% of his Actual Base Salary (as defined in the Employment Agreement) for each calendar year during the term of the Employment Agreement, with the actual amount of such bonus determined at the discretion of the Board based on performance targets established by the Board. Mr. Pritchard is eligible to participate in the Company’s long-term equity incentive program adopted by the Board; provided that he is entitled to an annual award of 100,000 shares of common stock of the Company.

If Mr. Pritchard’s employment with the Company terminates for any reason, including Disability (as defined in the Employment Agreement) or death, Mr. Pritchard will be entitled to a lump sum cash payment consisting of his pro rata Actual Base Salary as earned and unpaid, and unreimbursed expenses, through the date of termination (collectively, the “Accrued Amounts”). In each case, any unvested equity awards held by Mr. Pritchard will vest and payout only in accordance with the applicable award agreements for such equity awards.

If Mr. Pritchard’s employment is terminated by the Company for convenience or Mr. Pritchard resigns for Good Reason (as defined in the Employment Agreement), then, in addition to the Accrued Amounts, Mr. Pritchard will be entitled to the following:

•             monthly payments of his Guaranteed Base Salary for the Severance Period; and

•             monthly payments equivalent to the cost of COBRA for a certain period of time.

Severance Period is defined in Mr. Pritchard’s Employment Agreement as 12 months if his employment is terminated on or before the first anniversary of the Effective Date and such period is increased by three months for each consecutive year that he remains employed by the Company; provided that the Severance Period can never be greater than 24 months. Payment of such amounts are conditioned on Mr. Pritchard’s execution and delivery to the Company of a waiver and release and his compliance with the covenants regarding confidentiality, non-competition, non-solicitation and intellectual property set forth in the Employment Agreement.

On August 18, 2021, the Company also entered into an Employment Agreement with Michael R. Morrisett, President of the Company. The terms and conditions of Mr. Morrisett’s Employment Agreement are identical in all material respects to Mr. Pritchard’s Employment Agreement.

A copy of the Employment Agreement for each of Messrs. Pritchard and Morrisett is filed herewith and is incorporated by reference into this Item 5.02 as though fully set forth herein. The foregoing description of each of the Employment Agreements is qualified in its entirety by reference to the full text of the Employment Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith.

Exhibit Number	Description

10.1	Employment Agreement dated as of August 18, 2021, by and between Empire Petroleum Corporation and Thomas W. Pritchard.

10.2	Employment Agreement dated as of August 18, 2021, by and between Empire Petroleum Corporation and Michael R. Morrisett.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EMPIRE PETROLEUM CORPORATION
Date: August 24, 2021	By:	/s/ Michael R. Morrisett
Michael R. Morrisett President

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